Exhibit 99.2
ADVENTRX Presents Positive ANX-530 Preclinical Results
SAN DIEGO — April 5, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it presented preclinical study results showing an improved toxicity profile for its oncology compound, ANX-530 (vinorelbine emulsion), an emulsion formulation of the FDA-approved drug vinorelbine tartrate. The study results suggest lower venous toxicity of the emulsion formulation compared to the FDA-approved drug, vinorelbine solution, while maintaining similar antitumor activity and pharmacokinetics. The presentation, entitled “A novel emulsion formulation of vinorelbine attenuates venous toxicity while maintaining antitumor efficacy” was presented at the American Association for Cancer Research (AACR) 97th Annual Meeting 2006 on Wednesday, April 5 by Mark J. Cantwell, Ph.D., vice president of research and development for ADVENTRX. ANX-530 is a new formulation of vinorelbine that is designed to protect the venous endothelium during administration, therefore reducing vein irritation, a common side-effect seen with the approved drug.
Vein toxicity, edema and erythema were examined in rabbits following repeated intravenous (IV) injections in the marginal ear vein. For all toxicity parameters tested, animals dosed with ANX-530 showed less toxicity than those dosed with vinorelbine solution. In addition, while all animals in the ANX-530 groups received the full set of repeated injections, animals in the vinorelbine solution group did not receive all the planned injections due to the severity of toxicity. Moreover, tissue distribution following drug administration was assessed and showed significantly less drug accumulation in brain tissue in the ANX-530 group compared with the vinorelbine solution group, suggesting the potential for lower neurotoxicity. Despite the toxicity differences, drug pharmacokinetics in rodent plasma, and antitumor activity in animals transplanted with human lung and breast tumor xenografts, was similar for both drugs. Copies of the poster presentation are available in the “Resources” section of the Company’s Web site at http://www.adventrx.com/library/publications.htm.
     “These preclinical findings for ANX-530 are encouraging since vein irritation is an important factor in patient comfort. If similar results are shown clinically, we believe there is potential for more widespread use of this active chemotherapy,” said Joan M. Robbins, Ph.D., ADVENTRX chief scientific officer and executive vice president. “We intend to study vein irritation in the clinic during the bioequivalency trial with ANX-530 which is planned to begin in the fourth quarter of this year.”
About ANX-530
ANX-530 is a novel emulsion formulation of vinorelbine tartrate. Vinorelbine is a chemotherapeutic agent indicated as a single agent or in combination with cisplatin for treatment of advanced non-small cell lung cancer (NSCLC). The Company plans to conduct a single bioequivalency study of ANX-530 as a marketing-enabling clinical trial, a plan that was recently affirmed by the FDA.
The Company currently plans to file an IND application in the third quarter of 2006. The proposed clinical trial will compare the bioequivalency of ANX-530 with that of vinorelbine in patients with advanced solid tumors. In addition, the Company plans to collect comparative data on vein irritation and other safety parameters as secondary endpoints.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.